Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

JPMorgan Chase Bank, National Association

Chase Issuance Trust

The undersigned, an authorized officer of JPMorgan Chase Bank, National Association (the “Bank”), as servicer (in such capacity, the “Servicer”), pursuant to the Fifth Amended and Restated Transfer and Servicing Agreement, dated as of December 16, 2024 (as amended and supplemented from time to time, the “Agreement”), by and among the Bank, as Servicer, account owner and administrator, Chase Card Funding LLC, as transferor, Chase Issuance Trust, as issuing entity and Computershare Trust Company, National Association, as indenture trustee and collateral agent, does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	A review of the Servicer’s activities during the calendar year ended December 31, 2025 (the “Reporting Period” ) and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March 2026.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Maria Laura Sarcone
	Name:	Maria Laura Sarcone
	Title:	Managing Director